QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Latham & Watkins Letterhead]

April 29, 2004

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 by Guitar Center, Inc., a Delaware corporation (the "Company"), of 1,400,000 shares of common stock, par value $0.01 per share (the "Shares"), issuable under The 2004 Guitar Center, Inc. Incentive Award Plan (the "Plan"), on Form S-8 filed with the Securities and Exchange Commission on April 29, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Latham & Watkins LLP

QuickLinks

  Exhibit 5.1